U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 19, 2006

PARAFIN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Nevada	0-9071	74-2026624
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)	Identification No.)

5190 Neil Road - Suite 430, Reno, Nevada	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 613-3131

_______________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the
Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the
Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-
2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-
4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 6, 2006, ParaFin Corporation (the “Company” entered into Corporate Offer and Purchase Agreement(the “COPA”) with Wellslink Petroleum Co., Ltd of Bangkok, Thailand ( “Wellsink”) providing for the Company to deliver to Wellsink’s facility in Thailand 100,000 metric tons of D2 High Speed Diesel Fuel. In two deliveries of 50,000 metric tons each with a fixed price of $420.00 per metric ton during the first 6 months and thereafter at the Singapore CIF Flat Price. The COPA was contingent on the approval of the Company’s Board of directors which occurred on September 15, 2006; the Company obtaining a $840,000 performance bond and Wellspring obtaining a Standby Letter of Credit in the amount of each proposed shipment ($21,000,000). The COPA anticipates shipments to commence in late November 2006.

The Company has also entered into one year consulting agreement (the “Consulting Agreement”) with Sam Chanpradith (“SM”) of Vancouver, British Colombia for services rendered and to be rendered in connection with its marketing efforts in Southeast Asia. SM was instrumental in securing the COPA for the Company. SM’s initial compensation under the Consulting Agreement is 10,000,000 shares of the Company’s common stock with an additional 10,000,000 shares of the Company’s stock due upon each delivery of 200,000 metric tons of oil or oil products to customers introduced to the Company through the Consultant’s efforts. The Consulting Agreement provides that the common stock to be issued will be issued pursuant to the Registrant’s existing stock plans and pursuant to a Registration Statement on Form S-8.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired

Not applicable

(b) Pro Forma Financial Information

Not applicable

(c) Shell Company Transactions.

Not applicable.

(d) Exhibits.

Corporate Offer and Purchase Agreement, dated September 4, 2006, by and between the Company and Wellsling Petroleum Co., Ltd.

Consulting Agreement, dated as of September 15 , 2006, between the Company and Sam Chanpradith.

Press Release, dated September 11, 2006

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ParaFin Corporation

Dated: September 19, 2006	By:	/s/ Sidney B. Fowlds
Sidney B. Fowlds, President